Exhibit 99.1

99¢ ONLY STORES® REPORTS THIRD QUARTER FISCAL 2008 FINANCIAL RESULTS
•	Earnings per share of $0.14 versus $0.13 in prior year
•	Major components of profit improvement plan introduced

CITY OF COMMERCE, CA – February 11, 2008 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the third quarter of fiscal 2008 ended December 31, 2007.  The Company is filing its Form 10-Q for the third quarter ended December 31, 2007 concurrently with this release.

The Company reported diluted earnings per share of $0.14 on net income of $9.5 million for the third quarter ended December 31, 2007, compared to diluted earnings per share of $0.13 on net income of $8.9 million in the prior comparable period.  For the nine months ended December 31, 2007, the Company reported diluted earnings per share of $0.10 on net income of $7.3 million compared to diluted earnings per share of $0.15 on net income of $10.8 million in the prior comparable period.

Total sales for the quarter ended December 31, 2007 were $325.0 million.  Retail sales for the quarter ended December 31, 2007 were $314.6 million, up 7.9% from $291.6 million for the same quarter in the prior year.  The Company's same-store-sales for the third quarter ended December 31, 2007 increased 2.9% versus the same quarter in the previous year. For this period, the number of overall same store sales transactions increased by 2.8% and the average transaction size was $9.55 in the third quarter ended December 31, 2007 versus $9.54.

"While we are not satisfied with our third quarter results, we are encouraged by the improvement over the prior comparable period and the initial results from the profit improvement plan we have begun to implement,” said Eric Schiffer, CEO of 99¢ Only Stores.  “One key initiative that has an immediate impact is a new flexible pricing structure that has allowed us to increase gross margin dollars on certain items while concurrently leveraging our labor and distribution costs, thus immediately increasing the profitability of certain products.  As an example, we implemented this new pricing structure on a number of high volume SKUs with variable price points below 99¢ (such as 59¢, and 39¢) in the December quarter, after an extended period of time testing new price points in Texas and California.  This change allowed us to improve our purchasing cost margins in the third quarter and we intend to continue to apply this flexible pricing strategy to additional items throughout the coming year. One recent example of the impact of our new pricing is for a specific type of item that we changed the price from three for 99 cents, to 39 cents each. It's still an exceptional value at 39 cents and we take in $1.17 compared to 99 cents for three. This is 18% more gross margin for items that we sell many millions of.  Additionally, this translates into less labor and distribution expense as a percent of sales. ”

PROFIT IMPROVEMENT PLAN

Eric Schiffer continued, “Several factors including our overall operating results, rising minimum wage rates and benefit costs as well as increasing commodity prices have led us over the past year to reexamine our long established practices in pricing and merchandising, and we have now begun implementing a variety of specific initiatives in order to improve our company’s profitability.  While some of these initiatives are taking longer than initially planned, we believe the following five major components of our profit improvement plan have us well positioned for improving margins and profitability in fiscal 2009 and beyond.

1.  Re-pricing and Re-merchandising:  We have been measuring and reexamining the profitability of our product mix and have begun implementing a new re-pricing and re-merchandising plan.  This initiative is focused on optimizing product profitability based on many factors, including: net landed cost at the DC and stores, package size, labor and logistics costs, distance to the stores, and local customer preferences.  This is an incremental process that has started with the highest volume products and will become part of our day-to-day purchase and distribution decision making.  Examples here range from merchandising higher margin name brand food close-out items towards the front of the store and reducing the size of product packaging to re-merchandising our check stands to increase our gross margin dollars.

2.  Store Labor Cost Reduction: While we expect to stay true to our high housekeeping and visually appealing standards, we are testing and rolling out fundamental labor-saving changes in our merchandising methods and operating procedures, and working to upgrade our store management structure, processes, and systems.  Examples here range from reducing the size of our product window displays, utilizing labor-efficient case displays, to shifting away from peg-able merchandise and moving certain large high volume items to the rear of the store.

3.  Distribution Center and Transportation Efficiencies: We are continuing the long term process of improving the efficiency of our distribution centers by leveraging our current infrastructure and analyzing our optimal network configuration.  Examples of near term initiatives to offset rising minimum wage rates and fuel costs are the installation of new, efficient racking systems, reducing our store backhaul costs through more effective scheduling and utilizing direct shipments from the vendor to the store on high velocity large bulky items.

4.  Controlled New Store Expansion Plan:  With our primary focus on operational improvements to increase pre-tax margins, we will be increasingly selective in our site evaluations and now expect our store opening rate to be approximately 6 to 8% in fiscal 2009. Our focus will be to add stores that we believe will generate an attractive return without over-taxing our operations.  We are also restricting store openings to only locations within our existing distribution network and do not anticipate entering any new markets until we have established a proven, profitable multi-distribution center store expansion model.

5. Increasing Profitability in New Markets:  We are in the process of reviewing all of our markets and performing the necessary analysis to determine opportunities.  We now understand the Texas market much better than we did in 2003 and 2004, and have many more data points we can use to analyze a given location’s potential performance. The annual average sales per Texas store has grown from approximately $2.2 million in 2004 to approximately $2.7 million as of December 31, 2007.  Based on this improving trend with our original Texas stores and the initial results from our newer smaller footprint stores, we believe that we will reach average revenues in Texas of $3 million per location within three years.  Based on our current results and preliminary analysis, we believe this market could provide an adequate return on capital if the sales trend continues for original stores, we continue to open smaller footprint stores, and we achieve our target merchandise mix margins, improved store labor economics, and long term target distribution costs.  We currently have 44 Texas stores and expect to open approximately 5 new stores in fiscal 2009 in areas with strong potential, and will look to close underperforming stores upon lease expiration.  Additionally we are watching the stores opened in Texas over the last 12 months carefully, and will not expand substantially in Texas unless our expectations are confirmed in the second year of these new store operations and after we confirm the viability of our business model in the Texas market.

Another key initiative is strategic allocation of capital. We are continuing our on-going assessment of our allocation of capital.  Our strategic planning and Board review process periodically assesses how we deploy our capital and alternative uses of cash.”

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OUTLOOK AND SUMMARY

The Company has identified many initiatives that are expected to improve its Earnings before Taxes (EBT) as a percentage of sales over the next four years.  At this stage in the planning process, the Company has quantified specific initiatives to increase EBT by approximately 400 basis points over the next four years, including 100 basis points in the coming fiscal year.  This expected basis point improvement is based on currently identified and quantified opportunities, and additional improvements may be identified and quantified as the current strategic planning process continues. The currently quantified improvements are expected to be from the following categories over the next four years:  retail operating costs to gradually improve by approximately 200 basis points, gross margins to gradually improve by approximately 150 basis points, and distribution and transportation costs to improve by approximately 50 basis points over the long term.

The Company expects income in the second half of fiscal 2008 to be higher than in the second half of fiscal 2007, and expects to be able to offset the effects of increased minimum wages compared to same period last year by anticipated pricing leverage and operating efficiency improvements.

Eric Schiffer concluded, “In summary, the key components of the company’s profit improvement plan are re-pricing and re-merchandising, store labor cost reduction, DC and transportation efficiencies and controlled new store expansion within our existing DC network. While these initiatives are in their initial stages, and the full benefit will only be fully realized in the long term, we have already begun to experience initial positive results from these initiatives and look forward to gradual margin and profitability improvement in the coming years.  Management and the Board have been, and continue to be, committed to improving the profitability of our Company.  We are currently in the midst of our annual strategic planning process which we will complete later this spring, and we look forward to providing additional updates on our progress in future releases including our year-end earnings release in June.”

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our third quarter and the other matters described in this release is scheduled for today, Monday, February 11, 2008 at 1:45 p.m. Pacific Time.  If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Third Quarter Fiscal 2008 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A digital playback of the call will be made available about twenty-four to forty-eight hours after completion of the call and will remain available for 14 days after the call.  To access the digital playback, please go to the following link to register.

■	Digital Playback Link: http://reg.linkconferencecall.com/DigitalPlayback/DigitalPlaybackRegistration.aspx?recid=5673

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

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EXCERPTED INFORMATION FROM THE 10-Q FOR THE QUARTER ENDED DECEMBER 31, 2007

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,947	$983
Short-term investments	115,710	117,013
Accounts receivable, net of allowance for doubtful accounts of $204 and $252 at December 31, 2007 and March 31, 2007	1,889	2,687
Income taxes receivable	6,057	2,784
Deferred income taxes	28,343	28,343
Inventories	164,090	152,793
Other (including $37 receivable from employeesat December 31, 2007)	8,762	8,931
Total current assets	326,798	313,534
Property and equipment, net	283,479	273,566
Long-term deferred income taxes	17,760	17,760
Long-term investments in marketable securities	15,755	23,873
Deposits and other assets (including $22 receivable from employee at December 31, 2007)	14,216	14,402
Total assets	$658,008	$643,135

LIABILITIES AND SHAREHOLDERS’EQUITY
Current Liabilities:
Accounts payable	$29,033	$28,934
Payroll and payroll-related	7,157	9,361
Sales tax	6,771	4,519
Other accrued expenses	19,756	17,275
Workers’compensation	42,741	43,487
Current portion of capital lease obligation	58	55
Construction loan, current	7,319	13
Total current liabilities	112,835	103,644
Deferred rent	9,861	8,320
Deferred compensation liability	4,513	4,014
Capital lease obligation, net of current portion	599	644
Construction loan, non-current	—	7,286
Total liabilities	127,808	123,908
Commitments and contingencies
Shareholders’Equity:
Preferred stock, no par value –authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value –authorized, 200,000,000 shares; issued and outstanding, 70,060,491 shares at December 31, 2007 and 69,941,719 shares at March 31, 2007	228,040	223,414
Retained earnings	302,900	295,585
Other comprehensive (loss) income	(740)	228
Total shareholders’equity	530,200	519,227
Total liabilities and shareholders’equity	$658,008	$643,135

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99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Net Sales:
99¢Only Stores	$314,630	$291,595	$878,104	$797,365
Bargain Wholesale	10,345	10,456	30,753	29,402
Total sales	324,975	302,051	908,857	826,767

Cost of sales (excluding depreciation and amortization expense shown separately below)	194,470	180,937	556,121	503,795
Gross profit	130,505	121,114	352,736	322,972
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $531 for the nine months ended December 31, 2007)	110,021	102,006	324,965	289,296
Depreciation and amortization	8,297	8,476	24,761	24,615
Total selling, general and administrative expenses	118,318	110,482	349,726	313,911
Operating income	12,187	10,632	3,010	9,061
Other (income) expense:
Interest income	(1,746)	(1,974)	(5,612)	(5,997)
Interest expense	186	211	581	587
Other	—	(72)	(345)	(174)
Total other (income), net	(1,560)	(1,835)	(5,376)	(5,584)
Income before provision for income taxes	13,747	12,467	8,386	14,645
Provision for income taxes	4,225	3,523	1,071	3,849
Net income	$9,522	$8,944	$7,315	$10,796
Earnings per common share:
Basic	$0.14	$0.13	$0.10	$0.15
Diluted	$0.14	$0.13	$0.10	$0.15
Weighted average number of common shares outstanding:
Basic	70,060	69,919	70,038	69,839
Diluted	70,060	69,986	70,136	69,947

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99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$7,315	$10,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,761	24,615
Loss on disposal of fixed assets (includes asset impairment of $531 for the nine months ended December 31, 2007)	573	21
Excess tax benefit from share-based payment arrangements	(130)	(595)
Deferred income taxes	—	(108)
Stock-based compensation expense	3,567	3,891
Tax benefit from exercise of non qualified employee stock options	247	938
Changes in assets and liabilities associated with operating activities:
Accounts receivable	798	938
Inventories	(11,603)	(6,545)
Deposits and other assets	1,352	(1,073)
Accounts payable	(729)	(10,376)
Accrued expenses	3,164	2,024
Accrued workers’compensation	(746)	(909)
Income taxes	(3,273)	207
Deferred rent	1,541	317
Net cash provided by operating activities	26,837	24,141
Cash flows from investing activities:
Purchases of property and equipment	(34,553)	(29,863)
Purchase of investments	(242,696)	(99,898)
Saleand maturity of available for sale securities	250,456	106,921
Net cash used in investing activities	(26,793)	(22,840)
Cash flows from financing activities:
Payments of capital lease obligation	(42)	(62)
Proceeds from exercise of stock options	812	1,316
Proceeds from the consolidation of construction loan	20	1,125
Excess tax benefit from share-based payment arrangements	130	595
Net cash provided by financing activities	920	2,974
Net increase in cash	964	4,275
Cash and cash equivalents - beginning of period	983	4,958
Cash and cash equivalents - end of period	$1,947	$9,233

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 262 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next store is scheduled to open later this month in Northern California. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the results of operations in the second half of fiscal 2008 and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢Only Stores®news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.